STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX ESTABLISHES GLOBAL PRESENCE FOR ELECTRONICS GROUP WITH ACQUISITION OF MEDER ELECTRONIC GROUP

ACQUISITION IS COMPLEMENTARY IN TERMS OF GEOGRAPHY, PRODUCTS AND INDUSTRY FOCUS

PROVIDES BROADER ENGINEERED PRODUCT PORTFOLIO AND WORLDWIDE SALES AND ENGINEERING INFRASTRUCTURE

ACCRETIVE TO EARNINGS IN RANGE OF $0.08 TO $0.12 IN CURRENT FY2013 AND $0.26 TO $0.31 IN FY2014

SALEM, NH – July 10, 2012 Standex International Corporation (NYSE:SXI) today announced that it has acquired Meder Electronic Group (“Meder”), which designs, manufactures and distributes a broad offering of magnetic reed switch, reed relay and reed sensor solutions in an all-cash transaction.  Terms for the acquisition were not disclosed.  Meder reported sales of €46 million for calendar 2011 and an EBITDA margin in excess of 13%.  The Company expects Meder to be accretive to earnings in the range of $0.08 to $0.12 per diluted share in fiscal 2013 and $0.26 to $0.31 in fiscal 2014.1 Meder offers significant sales synergies as well as cost synergies resulting from expected procurement and infrastructure savings.1

In addition, the combination of Meder Electronic and Standex Electronics results in a much stronger global organization with significantly enhanced sales and profitability growth prospects as a result of:

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Global geographic coverage:  Approximately 40% of Meder’s sales are in Germany, with the remaining 60% about equally split between Asia, North America and other European countries.  Approximately 85% of Standex Electronics sales are in North America.

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Comprehensive product portfolio:  The combination of Meder’s reed switches, reed relays and reed sensors coupled with Standex’s reed switch, magnetic and sensor product lines provides the combined global sales forces with a broader suite of products and technologies to address our customers’ needs.1

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Diverse industry exposure: Meder has been successful in penetrating the test & measurement and household markets while Standex has established a presence in medical as well as military & aerospace. Both companies have achieved success in the automotive industry and in general industrial markets.

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Worldwide sales and engineering infrastructure:  The combination of Meder and Standex Electronics results in a global organization with engineering capabilities and sales professionals close to the customer -- enhancing the collaborative development of customer driven engineering solutions.

“We are enthusiastic about the synergistic fit and the growth prospects for the combined business,” said Roger Fix, Standex president and chief executive officer.1  “Meder and Standex are highly complementary in terms of geography, products and industry coverage.  The combination of the two companies will allow us to bring a broad reed switch, reed relay, magnetics and sensor product offerings to our customers on a global basis.  The opportunities for cross selling are exciting and include the introduction of Standex’s magnetic products into the European market and accelerating sales of Meder’s reed switch and reed relays into the North America market.1  The combined company will also provide the opportunity to accelerate sales growth in China and Asia Pacific.1”

“We welcome the Meder team to Standex Electronics with the confidence that the combined organization has excellent prospects for accelerated growth and profitability,” said John Meeks, Standex Electronics president.1  “Founder and CEO Bernhard Meder has built a solid organization with a strong brand and reputation in the marketplace.  We look forward to working with him and his team to capitalize on many new opportunities.1”

“Joining Standex Electronics provides Meder with critical mass and the opportunity to leverage new sales channels and products which will allow the business to grow faster than we could as an independent company,” said Meder.  “We are combining two highly regarded brands to provide our customers with a much broader product suite and the ability to work with local engineering teams to develop solutions for their needs.”

Founded in 1985 by Bernhard Meder, Meder electronic is headquartered in Singen, Germany with manufacturing facilities in Singen and Grossbreitenbach, Germany; Shanghai, China; and Wareham, Massachusetts.

About Standex Electronics

Standex Electronics specializes in electro-mechanical engineered solutions.  It is a leading manufacturer of electronic components and subassemblies including reed switches, electrical connectors, sensors, toroids and relays, fixed and variable inductors and electronic assemblies, fluid sensors, tunable inductors, transformers and magnetic components.  Its ATC-Frost Magnetics subsidiary designs and manufactures a broad range of magnetic transformers for a variety of market sectors. Standex Electronics provides custom solutions to customers in many markets including aerospace, medical, industrial, automotive, appliance, lighting, security and several green segments.  The Electronics Group's headquarters is in Cincinnati, Ohio. The group has facilities in Cincinnati, Ohio; Douglas, Arizona; Tianjin, China; Hong Kong; Sonora, Mexico; Kent, UK and Ontario, Canada.

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Engineering Technologies Group, Engraving Group, Electronics Products Group, and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China. For additional information, visit the Company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of this acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2011, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

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